                                                                       EXHIBIT B


                             STOCKHOLDERS AGREEMENT

         This STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of January 12, 2000 is entered into by and among USA Networks, Inc., a Delaware corporation ("Buyer"), and each of the stockholders listed on Schedule I to this Agreement (each, a "Stockholder," and together, the "Stockholders").

         WHEREAS, Buyer, P Acquisition Corp. ("Newco") and Precision Response Corporation (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (as may be amended or supplemented from time to time, the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Newco with the Company (the "Merger");

         WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of the number of shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on
Schedule I attached hereto (such Shares, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares");

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Buyer has required that each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein; and

         WHEREAS, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.       Voting of Shares.

         1.1 Voting Agreement. For so long as this Agreement is in effect, each Stockholder hereby agrees to vote (or cause to be voted) all of such Stockholder's Subject Shares, at every annual, special or other meeting of the stockholders of the

Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise :

                  (i) in favor of the Merger and the approval of the Merger Agreement and the Plan of Merger (as defined in the Merger Agreement) and the approval of the other transactions contemplated thereby, and any actions required in furtherance thereof;

                  (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement; and

                  (iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries other than the Merger, (B) a sale or transfer of a material amount of assets or capital stock of the Company or any of its subsidiaries or (C) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

         1.2 Fiduciary Responsibilities. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company's or the Company's Board's rights in connection with the Merger Agreement or otherwise.

         1.3 Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably grants to, and appoints, Thomas J. Kuhn, Michael P. Durney and Mike Sileck and any other individual who shall hereafter be designated by Buyer, and each of them, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote, or cause to be voted, such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, in the manner specified in Section
1.1 hereof; provided that the foregoing grant of a proxy shall terminate immediately upon termination of this Agreement in accordance with its terms, including with respect to matters as to which a record date has theretofore passed. This grant of proxy is coupled with an interest.

         1.4 No Other Grant of Proxy. No Stockholder will, directly or indirectly, grant any proxies or powers of attorney with respect to such Stockholder's Subject Shares to any person in connection with or directly affecting the Merger other than as set forth in Section 1.3 hereof.

2. Representations and Warranties of Stockholder. Each Stockholder, severally and not jointly, represents and warrants to Buyer as follows:

         2.1 Binding Agreement. Such Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

         2.2 No Conflict. Neither the execution and delivery of this Agreement by such Stockholder, the consummation of the transactions contemplated hereby, nor the performance by such Stockholder of its obligations hereunder will, (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws or the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act")) with, or notification to, any governmental entity, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to such Stockholder or such Stockholder's Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of such Stockholder's Subject Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to such Stockholder or such Stockholder's Shares, except for such exceptions to the foregoing as (i) will not have an adverse effect on the valid performance by the Stockholders of their obligations hereunder or (ii) become applicable as result of the business or activities in which Buyer or any of its respective affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, Buyer.

         2.3 Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth opposite such Stockholder's name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except as set forth on
Schedule II attached hereto. Except as set forth on Schedule II attached hereto, there are no outstanding options or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any shares of Company Common Stock. Such Stockholder holds exclusive power to vote the Shares set forth opposite such Stockholder's name on Schedule I attached hereto, subject to the limitations set forth in Section 1 of this Agreement and such limitations, if any, set forth on such Schedule I. Except as set forth on
Schedule I hereto, as of the date of this Agreement, the Shares set forth opposite such Stockholder's name on such Schedule I attached hereto represent all of the shares of capital stock of the Company beneficially owned by such Stockholder.

3. Representations and Warranties of Buyer. Buyer represents and warrants to the Stockholders as follows:

         3.1 Binding Agreement. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby. Buyer has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

         3.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by Buyer of the transactions contemplated hereby, nor the compliance by Buyer with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws or the HSR Act) with, or notification to, any governmental entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to Buyer, except for such exceptions to the foregoing as are not reasonably likely to have an adverse effect on the valid performance by Buyer of its obligations hereunder.

4. Transfer and Other Restrictions. For so long as the Merger Agreement is in effect:

         4.1      Certain Prohibited Transfers. Each Stockholder agrees not to:

                  (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, such Stockholder's Subject Shares or any interest contained therein, other than pursuant to this Agreement or as otherwise disclosed pursuant to Section 2.3 hereof, unless prior to any such action the proposed transferee of such Subject Shares enters into a stockholder agreement with Buyer on terms substantially identical to the terms of this Agreement;

                  (b) grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to such Stockholder's Subject Shares, other than this Agreement; nor

                  (c) enter into, or deposit such Stockholder's Shares into, a voting trust.

         4.2 Efforts. Each Stockholder agrees not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, other than any action permitted to be taken by such Stockholder pursuant to the Merger Agreement. David L. Epstein covenants and agrees to have released within thirty days of the date of this Agreement 1,033,417 Subject Shares owned by DEFLP 1996-I Limited Partnership from the pledge held by Northern Trust Bank, including, to the extent necessary, by repaying all or a portion of the indebtedness secured by such pledge.

         4.3 Additional Shares. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Stockholder's Subject Shares or
(ii) any Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares of such Stockholder hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to notify Buyer of the number of any new shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof.

5. Legend. Each Stockholder shall surrender to the Company all certificates representing such Stockholder's Subject Shares, and instruct the Company to place the following legend on such certificates:

         "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF USA NETWORKS, INC., REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF JANUARY 12, 2000, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF USA NETWORKS, INC."

Buyer hereby agrees that upon termination of this Agreement in accordance with its terms or the approval of the Merger by the Company's shareholders, such legend shall be removed.

6. No Solicitation. Until the Merger is consummated or the Merger Agreement is terminated in accordance with its terms, no Stockholder shall, nor shall such Stockholder permit any investment banker, attorney or other advisor or representa-tive of such Stockholder to, directly or indirectly through another person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided that any action which is permitted by the Merger Agreement to be taken by a stockholder in his or her capacity as a director or officer or which is permitted by Section 1.2 hereof shall not be prohibited by the foregoing.

7. Affiliate Agreement. If, at the time the Merger Agreement is submitted for approval to the stockholders of the Company, the Stockholder is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, the Stockholder shall deliver to Buyer at least 30 days prior to the Closing a written agreement substantially in the form attached as Exhibit B to the Merger Agreement.

8. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

9. Termination. This Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the agreement of the parties hereto to terminate this Agreement and (iii) consummation of the Merger. Termination shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

10. Survival. The representations and warranties of the parties contained in this Agreement shall terminate upon the consummation of the Merger.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Buyer, to:

         USA Networks, Inc.
         Carnegie Hall Tower
         152 West 57th Street
         42nd Floor
         New York, New York 10019
         Attention: General Counsel
         Facsimile: (212) 314-7329

         with a copy to:

         Covington & Burling
         1330 Avenue of the Americas
         New York, New York  10019
         Attention:  Stephen A. Infante, Esq.
         Facsimile:  (212) 841-1010

         If to Stockholders, to:

         Richard D. Mondre
         c/o Precision Response Corporation
         1505 N.W. 167th Street
         Miami, Florida 33169
         Facsimile: (305) 816-4742

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         919 Third Avenue
         New York, NY 10022-9931
         Attn: Lou R. Kling, Esq.
         Telephone: 212-735-3000
         Facsimile: 212-735-2000
         and:

         Bilzin Sumberg Dunn Price & Axelrod LLP
         2500 First Union Financial Center
         200 South Biscayne Boulevard
         Miami, Florida 33131
         Attn: Alan D. Axelrod, Esq.
         Telephone: 305-374-7580
         Facsimile: 305-374-7593

12. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors.

13. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

14. Consideration. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.

15. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto; provided that, with respect to the obligations of any individual Stockholder under this Agreement, this Agreement may be amended with the approval of such Stockholder and Buyer notwithstanding the failure to obtain the approval of other Stockholders.

16. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

18. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law), other than to the extent Florida law governs the Merger itself.

19. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. The failure of any Stockholder to perform its obligations hereunder shall not affect the obligations of, or release from their obligations, any other Stockholder.

20. Headings; Capitalized Terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Merger Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Stockholders and a duly authorized officer of Buyer on the day and year first written above.

                              USA NETWORKS, INC.


                              By: /s/ Thomas J. Kuhn
                                  ------------------
                              Name:   Thomas J. Kuhn
                              Title:  Senior Vice President and
                                      General Counsel


                              MGFLP 1996-I Limited Partnership, a Texas limited partnership
                              By:   MGFLP 1996-I GP, Inc., General Partner


                              By: /s/ Mark J. Gordon
                                  ------------------
                              Name:   Mark J. Gordon
                              Title:  President


                              MGFLP 1996-II Limited Partnership, a Texas limited partnership
                              By:   MGFLP 1996-II GP, Inc., General Partner


                              By: /s/ Mark J. Gordon
                                  ------------------
                              Name:   Mark J. Gordon
                              Title:  President


                              Gail and Mark Gordon Foundation


                              By: /s/ Mark J. Gordon
                                  ------------------
                              Name:   Mark J. Gordon
                              Title:  President

                             SLGFLP 1996-I Limited Partnership, a Texas limited partnership
                             By: SLGFLP 1996-I GP, L.C., General Partner
                             By: SLGFLP 1996-I Holdings, Inc., Managing
                             Member


                             By:  /s/ Richard D. Mondre
                                  ---------------------
                             Name:   Richard D. Mondre
                             Title:  President


                             SLGFLP 1996-II Limited Partnership, a Texas limited partnership
                             By: SLGFLP 1996-II GP, L.C., General Partner
                             By: SLGFLP 1996-II Holdings, Inc., Managing
                                 Member


                             By:  /s/ Richard D. Mondre
                                  ---------------------
                             Name:   Richard D. Mondre
                             Title:  President


                             JHGFLP 1996-I Limited Partnership, a Texas limited partnership
                             By: JHGFLP 1996-I GP, L.C., General Partner
                             By: JHGFLP 1996-I Holdings, Inc., Managing
                             Member


                             By:  /s/ Richard D. Mondre
                                  ---------------------
                             Name:   Richard D. Mondre
                             Title:  President

                            JHGFLP 1996-II Limited Partnership, a Texas limited partnership
                            By:   JHGFLP 1996-II GP, L.C., General Partner
                            By: JHGFLP 1996-II Holdings, Inc., Managing
                            Member


                            By: /s/ Richard D. Mondre
                                ---------------------
                            Name:   Richard D. Mondre
                            Title:  President


                            Mark J. Gordon


                            /s/ Mark J. Gordon
                            -------------------------


                            DEFLP 1996-I Limited Partnership, a Texas limited partnership
                            By:   DEFLP 1996-I GP, Inc., General Partner


                            By: /s/ David L. Epstein
                                --------------------
                            Name:   David L. Epstein
                            Title:  President


                            DEFLP 1996-II Limited Partnership, a Texas limited partnership
                            By:   DEFLP 1996-II GP, Inc., General Partner



                            By: /s/ David L. Epstein
                                --------------------
                            Name:   David L. Epstein
                            Title:  President

                           DEGTLP 1996-I Limited Partnership, a Texas limited partnership
                           By:   DEGTLP 1996-I GP, Inc., General Partner


                           By: /s/ Richard D. Mondre
                               ----------------------
                           Name:   Richard D. Mondre
                           Title:  President


                           DEGTLP 1996-II Limited Partnership, a Texas
                           limited partnership
                           By:   DEGTLP 1996-II GP, Inc., General Partner


                           By: /s/ David L. Epstein
                               ----------------------
                           Name:   David L. Epstein
                           Title:  President


                           RDMFLP 1996-I Limited Partnership, a Texas limited partnership
                           By:   RDMFLP 1996-I GP, Inc., General Partner


                           By: /s/ Richard D. Mondre
                               ----------------------
                           Name:   Richard D. Mondre
                           Title:  President


                           RDMFLP 1996-II Limited Partnership, a Texas
                           limited partnership
                           By:   RDMFLP 1996-II GP, Inc., General Partner


                           By: /s/ Richard D. Epstein
                               ----------------------
                           Name:   Richard D. Epstein
                           Title:  President

                              RMCFLP 1996-I Limited Partnership, a Texas limited partnership
                              By:   RMCFLP 1996-I GP, Inc., General Partner


                              By: /s/ Richard D. Mondre
                                  ---------------------
                              Name:   Richard D. Mondre
                              Title:  President


                              David L. Epstein


                              /s/ David L. Epstein
                              -------------------------

                                  SCHEDULE I TO
                             STOCKHOLDERS AGREEMENT


NAME OF STOCKHOLDER                           NUMBER OF SHARES        NUMBER OF VOTES
-------------------                           ----------------        ---------------
MGFLP 1996-I Limited Partnership*                 4,959,500               4,959,500

MGFLP 1996-II Limited Partnership*                  607,500(1)              607,500

GAIL AND MARK GORDON FOUNDATION*                    100,030                 100,030

SLGFLP 1996-I LIMITED PARTNERSHIP*                1,365,000               1,365,000

SLGFLP 1996-II LIMITED PARTNERSHIP*                  70,000                  70,000

JHGFLP 1996-I LIMITED PARTNERSHIP*                1,365,000               1,365,000

JHGFLP 1996-II LIMITED PARTNERSHIP*                  70,000                  70,000

MARK J. GORDON*                                      50,000(2)               50,000

DEFLP 1996-I LIMITED PARTNERSHIP**                1,180,917               1,180,197

DEFLP 1996-II LIMITED PARTNERSHIP**                 537,500(3)              537,500

DEGTLP 1996-I LIMITED PARTNERSHIP**                 578,283                 578,283

DEGTLP 1996-II LIMITED PARTNERSHIP**                 70,000                  70,000

RDMFLP 1996-I LIMITED PARTNERSHIP ***               795,000                 795,000

RDMFLP 1996-II LIMITED PARTNERSHIP ***               50,000                  50,000

RMCFLP 1996-I LIMITED PARTNERSHIP ***                50,000                  50,000
                                                 ----------              ----------

                            TOTAL                11,848,730              11,848,730
                                                 ----------              ----------


* THESE ENTITIES AND INDIVIDUAL ARE PART OF THE SAME HOLDER GROUP (AS DEFINED IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT (THE "REGISTRATION RIGHTS AGREEMENT") DATED JANUARY 12, 2000, AMONG USA NETWORKS, INC. AND THE PARTIES TO THIS STOCKHOLDERS AGREEMENT) FOR PURPOSES OF THE REGISTRATION RIGHTS AGREEMENT.

** THESE ENTITIES ARE PART OF THE SAME HOLDER GROUP FOR PURPOSES OF THE REGISTRATION RIGHTS AGREEMENT.

*** THESE ENTITIES ARE PART OF THE SAME HOLDER GROUP FOR PURPOSES OF THE REGISTRATION RIGHTS AGREEMENT.


----------

         (1) 32,500 OF THESE SHARES ARE NOT HELD OF RECORD, BUT IN A BROKERAGE ACCOUNT.

         (2) ALL OF THESE SHARES ARE NOT HELD OF RECORD, BUT IN A BROKERAGE ACCOUNT.

         (3) 12,500 OF THESE SHARES ARE NOT HELD OF RECORD, BUT IN A BROKERAGE ACCOUNT.


IN ADDITION TO THE FOREGOING SHARES, EKPO INVESTMENT, INC. (WHICH IS 50% PERCENT OWNED BY EACH OF DAVID L. EPSTEIN AND BERNARD J. KOSAR, JR.) OWNS 64,600 SHARES, WHICH ARE NOT INCLUDED IN THE SUBJECT SHARES.